Exhibit 99.1
FOR IMMEDIATE RELEASE
Primus Guaranty Reports Second Quarter 2008 Financial Results
•	Economic Results were $18.5 million and Economic Results EPS was $0.41 per share

•	Economic Results book value was $10.01 per share and Economic Results ROE was 16.7%

•	GAAP net income was $262.6 million, primarily reflecting changes in the fair value of Primus Financial’s credit swap portfolio

•	Credit protection premium income was $27.2 million, an increase of 34.7% from the second quarter 2007
Hamilton, Bermuda — August 6, 2008 — Primus Guaranty, Ltd. (“Primus Guaranty” or “the company”) (NYSE:PRS), a leading provider of credit protection, announced today GAAP net income of $262.6 million, or $5.78 per diluted share, for the second quarter of 2008, compared with a GAAP net loss of $21.5 million, or $0.48 per diluted share, for the second quarter of 2007. For the six months ended June 30, 2008, the GAAP net loss was $407.5 million, or $9.02 per diluted share, compared with a GAAP net loss of $31.2 million, or $0.70 per diluted share, for the same period in 2007.
Economic Results
In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit swaps. Therefore, the company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial Products, LLC (“Primus Financial”)’s portfolio of credit swaps sold, any realized gains from terminations of credit swaps sold prior to maturity (although Primus Financial amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken as investments) and any provisions for credit events. The company believes that quarterly fluctuations in the fair market value of the credit swap portfolio have little or no effect on the company’s operations. Economic Results provide a useful, and more meaningful, alternative view of the company’s performance and long-term trends in profitability.
During the second quarter of 2008, Economic Results were $18.5 million, or $0.41 per diluted share, compared with $14.9 million, or $0.33 per diluted share, in the second quarter of 2007. For the six months ended June 30, 2008, Economic Results were $40.6 million, or $0.90 per diluted share, compared with $28.1 million, or $0.63 per diluted share for the same period in 2007.
“I am pleased that Primus was able to show strong financial performance in the quarter with a 24% increase in Economic Results and a 16.7% return on equity,” said Thomas W. Jasper, Chief Executive Officer, Primus Guaranty, Ltd. “However, the continuing turmoil in the credit markets during the quarter impacted our ability to grow our credit protection business and assets under management. We are beginning to see some positive signs of new and modest incremental counterparty capacity since the end of the quarter, but overall we expect the credit markets will remain challenging through the second half of the year.”
Second Quarter Revenues
Economic Results revenues for the second quarter 2008 were $34.2 million, an increase of 6.9% from $32.0 million in the second quarter of 2007.
Primus Financial’s premium income for the second quarter of 2008 was $27.2 million, compared with $20.2 million in the same period of 2007, an increase of 34.7%. The increase reflects the growth of Primus Financial’s credit swap portfolio to $24.2 billion at June 30, 2008, up 30.1% from $18.6 billion at June 30, 2007.
Realized credit mitigation costs from Primus Financial’s portfolio of credit swaps sold were $898 thousand in the second quarter of 2008, compared with $1.3 million for the same period of the prior year.
Asset management fees in the second quarter 2008 from three corporate investment grade synthetic Collateralized Swap Obligations (CSO) and two Collateralized Loan Obligations (CLO) were $1.1 million, up from $625 thousand in the second quarter 2007. The increase was attributable to fees related to Primus CLO II, Ltd., which commenced operations in July 2007.
Consolidated interest income for the second quarter of 2008 was $6.3 million, compared to $10.3 million in the second quarter of 2007. The decrease was primarily the result of a decline in short-term investment rates. The average investment yield in the second quarter of 2008 decreased to 2.88%, from 5.06% in the same quarter of 2007. The average investment balances were $877.2 million for the second quarter of 2008, compared with $816.0 million in the same quarter of 2007. The increase in invested balances was principally attributable to the operating cash flows from business activities.
GAAP revenues for the second quarter 2008 were $278.3 million, an increase of $282.7 million from the same quarter in 2007 negative $4.4 million. The increase in GAAP revenues was a result of a slight tightening of market credit swap premium levels and a favorable non-performance risk adjustment of $167.3 million for the second quarter of 2008, as required under Statement of Financial Accounting Standards (“SFAS”) No. 157.
Effective January 1, 2008, the company adopted the accounting provisions of SFAS No. 157, Fair Value Measurements and SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities. The adoption of SFAS No.157 impacted the fair value calculation of the company’s derivative liabilities through the inclusion of an adjustment for its non-performance risk as required under the standard.
Second Quarter Operating and Financing Expenses
The company’s operating expenses were $9.8 million, excluding financing expenses, in the second quarter of 2008, compared with $10.3 million in the second quarter of 2007. The decrease in expenses is mainly attributable to cost-cutting initiatives.
Financing costs, which include distributions on preferred shares and interest expense, were $5.9 million in the second quarter of 2008, compared with $6.8 million in the second quarter of 2007. The blended average financing rates on Primus’ debt and preferred securities was 5.57% in the second quarter of 2008, compared with 6.42% in the second quarter of 2007. The decrease in financing costs were primarily attributable to lower London Interbank Offered Rate (“LIBOR”) rates, partially offset by the impact of maximum spread rates. During the second quarter of 2008, Primus Financial’s auction rate debt and preferred securities continued to reset at the maximum rates due to the lack of investor demand in the debt capital market for auction rate securities. The outstanding debt and preferred securities of the company is all long-term, with the first maturity in 2021.
Six Months Ended June 30 Revenues
Economic Results revenues for the six months ended June 30, 2008 were $73.0 million, an increase of 17.7% from $62.0 million in the same period in 2007.
Contributing to the growth in Economic Results revenues was a 41.2% increase in premium income from Primus Financial’s credit swaps sold. Premiums for the six months ended June 30, 2008 increased to $54.5 million, compared with $38.6 million in the same period of 2007.
Realized credit mitigation costs on Primus Financial’s portfolio of credit swaps sold were $900 thousand for the six months ended June 30, 2008, compared with $2.2 million for the same period of the prior year. These losses are attributable to the decision to reduce credit exposure through the early termination of certain credit swaps sold. During the first six months of 2008, Primus Financial also recorded an additional charge of $189 thousand in relation to its portfolio of credit swaps of asset-backed securities (“CDS of ABS”).
Asset management fees for the six months ended June 30, 2008 were $2.2 million, an increase of $900 thousand from the same period in 2007. The increase was attributable to asset management fees related to Primus CLO II, Ltd., which commenced operations in July 2007.
Consolidated interest income for the six months ended June 30, 2008 was $15.5 million, a decrease of approximately $4.8 million from the same period of 2007. The decrease was primarily driven by lower investment yields. The average investment yield in the first six months of 2008 decreased to 3.57% from 5.01% in the same period of 2007. Weighted average balances were $868.4 million for the first six months of 2008, compared with $809.4 million in the same period of 2007.
GAAP revenues for the six months ended June 30, 2008 were negative $375.1 million, a decrease of $377.8 million from the same period of 2007. During the first six months of 2008, credit spreads widened substantially as the global credit markets experienced extremely difficult conditions, which resulted in net unrealized mark-to-market losses on Primus Financial’s portfolio of credit swaps. The unrealized losses in the first six months of 2008 were mitigated by a favorable non-performance risk adjustment of $369.4 million. The unrealized mark-to-market loss in Primus Financial’s portfolio was $442.1 million for the six months ended June 30, 2008, compared with a loss of $57.5 million in the same period of 2007.
Six Months Ended June 30 Operating and Financing Expenses
Operating expenses, excluding financing costs, were $19.8 million for the six months ended June 30, 2008, compared with $20.3 million in the same period of 2007. The decrease in expenses is mainly attributable to cost-cutting initiatives.
Financing costs, comprising distributions on preferred shares and interest expense, were $12.6 million in the six months ended June 30, 2008, compared with $13.6 million in same period of 2007. The blended average financing rates on Primus’ debt and preferred securities was 5.93% in the six months ended June 30, 2008, compared with 6.39% in the same period of 2007. The decrease in financing costs was primarily a result of lower LIBOR rates, partially offset by higher maximum spread rates.
Credit Swap Portfolio — Primus Financial
At June 30, 2008, Primus Financial’s portfolio of credit swaps sold totaled $24.2 billion, compared with $23.0 billion at December 31, 2007. The portfolio had a weighted average original premium of 44.1 basis points, a weighted average credit rating of A/Baa1, and an average remaining tenor of 3.5 years as of June 30, 2008.
Single Name Credit Swaps
At June 30, 2008, Primus Financial’s portfolio of single name credit swaps sold totaled $19.1 billion, with a weighted average premium of 44.6 basis points and a weighted average credit rating of A-/Baa1, which represented 593 reference entities. Primus Financial did not transact any new single name credit swaps during the second quarter of 2008.
Bespoke Tranches
At June 30, 2008, Primus Financial’s bespoke tranches sold totaled $5.0 billion, with a weighted average premium of 40.7 basis points and a weighted average credit rating of AA+/Aa2. During the second quarter, Primus Financial and one of its counterparties agreed to amend two mezzanine tranches, which improved the capital subordination levels of those tranches, increased their notional amount by $300 million and modestly increased the premium income.
Credit Swaps on Asset-Backed Securities
At June 30, 2008, Primus Financial’s portfolio of CDS of ABS totaled $75.0 million, with a weighted average premium of 144.2 basis points. Primus Financial did not transact any new CDS of ABS during the second quarter of 2008.
Balance Sheet
At June 30, 2008, total assets, on a GAAP basis, were $917.3 million, an increase of $28.7 million from December 31, 2007.
At June 30, 2008, GAAP net shareholders’ equity was negative $501.0 million, compared with negative $763.7 million at March 31, 2008, and was negative $93.5 million at December 31, 2007. GAAP book value per share issued and outstanding was negative $11.08 as of June 30, 2008, compared with negative $2.08 at December 31, 2007.
Economic Results equity was $452.9 million at June 30, 2008, compared with $409.9 million at December 31, 2007. Economic Results book value per share issued and outstanding was $10.01 as of June 30, 2008, compared with $9.10 at December 31, 2007.
Total cash, cash equivalents and available-for-sale investments at June 30, 2008 were $893.1 million, of which $796.5 million was held at Primus Financial. This capital supports Primus Financial’s portfolio and its AAA/Aaa ratings.
Net unrealized losses on Primus Financial’s portfolio of credit swaps were $986.2 million at June 30, 2008, compared with $1.2 billion at March 31, 2008 and $544.1 million at December 31, 2007. As noted earlier, the company adopted SFAS No.157 in 2008. As a result, the company recorded favorable non-performance risk adjustments of $369.4 million and $202.1 million as of June 30, 2008 and March 31, 2008, respectively, in its net unrealized losses on Primus Financial’s portfolio of credit swaps.
Earnings Conference Call
Primus Guaranty will host a conference call on Wednesday, August 6, 2008 at 11 a.m. ET to discuss its second quarter 2008 earnings. A copy this press release and financial supplement will be available in the Investor Relations section of the company’s Web site, located at www.primusguaranty.com.
The conference call will be available via live or archived webcast at http://ir.primusguaranty.com/ or by dialing 800.573.4840 (domestic)/617.224.4326 (international), Passcode 74958191.
A replay of the call will be available from Wednesday, August 6, 2008 at 1 p.m. ET until Wednesday, August 27, 2008 at 5 p.m. ET. To listen to the replay, dial 888.286.8010 (domestic) or 617.801.6888 (international), Passcode 87702788.
Supplemental financial information, including additional portfolio and historical data, will be available on the company’s Web site www.primusguaranty.com under “Investor Relations-Webcasts”.
About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products offers protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. As a swap counterparty, Primus Financial Products is rated Aaa by Moody’s Investors Service, Inc. and AAA by Standard & Poor’s Rating Services. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three synthetic collateralized swap obligations for third parties.
Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the SEC.

Primus Guaranty, Ltd.
Condensed Consolidated Statements of Financial Condition
(in thousands except per share amounts)

	June 30,	December 31,
	2008	2007
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$303,858	$242,665
Available-for-sale investments	589,203	617,631
Accrued interest receivable	6,134	7,684
Accrued premiums and receivables on credit and other swaps	3,470	4,187
Unrealized gain on credit and other swaps, at fair value	339	606
Fixed assets and software costs, net	4,850	5,036
Debt issuance costs, net	6,809	6,965
Other assets	2,673	3,872

Total assets	$917,336	$888,646

Liabilities and shareholders’ equity
Accounts payable and accrued expenses	$2,182	$2,182
Accrued compensation	4,704	5,957
Interest payable	369	831
Unrealized loss on credit and other swaps, at fair value	986,492	544,731
Accrued premiums and payables on credit and other swaps	—	1,770
Long-term debt	325,570	325,904
Restructuring liabilities	—	1,709
Other liabilities	497	503

Total liabilities	1,319,814	883,587

Preferred securities of subsidiary	98,521	98,521

Commitments and contingencies
Shareholders’ equity (deficit)
Common shares, $0.08 par value, 62,500,000 shares authorized, 45,226,856 and 45,035,593 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	3,618	3,603
Additional paid-in-capital	282,587	280,224
Accumulated other comprehensive loss	(7,152)	(4,712)
Retained earnings (deficit)	(780,052)	(372,577)

Total shareholders’ equity (deficit)	(500,999)	(93,462)

Total liabilities, preferred securities of subsidiary and shareholders’ equity (deficit)	$917,336	$888,646

Primus Guaranty, Ltd.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues
Net credit swap revenue (loss)	$270,990	$(15,995)	$(392,625)	$(20,872)
Asset management and advisory fees	1,090	625	2,180	1,286
Interest income	6,319	10,316	15,513	20,293
Other trading revenue	—	708	—	1,967
Foreign currency revaluation loss	(102)	(63)	(127)	(12)

Total net revenues	278,297	(4,409)	(375,059)	2,662

Expenses
Compensation and employee benefits	5,964	5,972	12,155	11,976
Professional and legal fees	1,281	1,463	2,304	2,439
Depreciation and amortization	334	370	663	947
Technology and data	900	1,078	2,011	1,955
Interest expense	3,973	4,859	8,864	9,721
Other	1,300	1,410	2,623	2,945

Total expenses	13,752	15,152	28,620	29,983
Distributions on preferred securities of subsidiary	1,942	1,959	3,747	3,861

Income (loss) before provision for income taxes	262,603	(21,520)	(407,426)	(31,182)
Provision (benefit) for income taxes	—	(4)	49	52

Net income (loss) available to common shares	$262,603	$(21,516)	$(407,475)	$(31,234)

Income (loss) per common share:
Basic	$5.81	$(0.48)	$(9.02)	$(0.70)
Diluted	$5.78	$(0.48)	$(9.02)	$(0.70)
Average common shares outstanding:
Basic	45,225	45,012	45,166	44,588
Diluted	45,406	45,012	45,166	44,588

Primus Guaranty, Ltd.
Regulation G Disclosure
Economic Results
June 30, 2008
In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit swaps. Therefore, the company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial Products, LLC (“Primus Financial”)’s portfolio of credit swaps sold, any realized gains from terminations of credit swaps sold prior to maturity (although Primus Financial amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken as investments) and any provisions for credit events. The company believes that quarterly fluctuations in the fair market value of the credit swap portfolio have little or no effect on the company’s operations. Economic Results provide a useful, and more meaningful, alternative view of the company’s performance and long-term trends in profitability.
Economic Results Earnings per Diluted Share

(in 000's except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

GAAP net income (loss)	$262,603	$(21,516)	$(407,475)	$(31,234)
Adjustments:
Less: Change in unrealized fair value of credit swaps sold (gain)/losses	(244,649)	36,181	442,124	57,513
Less: Realized gains from early termination of credit swaps sold	—	(1,771)	(24)	(2,015)
Add: Amortization of realized gains from the early termination of credit swaps sold	548	2,000	1,280	3,833
Less: Provision for credit event	—	—	(189)	—
Add: Deduction against provision for credit events	—	—	4,875	—

Net Economic Results	$18,502	$14,894	$40,591	$28,097

Economic Results earnings (loss) per diluted share	$0.41	$0.33	$0.90	$0.63
Economic Results weighted average common shares — diluted	45,406	45,197	45,219	44,988
Economic Results Book Value per Share

	June 30,	December 31,
	2008	2007

GAAP Shareholders’ Equity	$(500,999)	$(93,462)
Adjustments:
Add: Accumulated other comprehensive loss	7,152	4,712
Less: Unrealized fair value of credit swaps sold (gain)/loss	986,153	544,029
Less: Realized gains from early termination of credit swaps sold	(33,570)	(33,546)
Add: Amortized realized gains from the early termination of credit	30,326	29,046
Less: Provision for credit event	(41,069)	(40,880)
Add: Deduction against provision for credit events	4,875	—

Economic Results Shareholders’ Equity	$452,868	$409,899

Economic Results book value per share issued and outstanding	$10.01	$9.10
GAAP book value per share issued and outstanding	$(11.08)	$(2.08)
Common shares issued and outstanding	45,227	45,036